Exhibit 13

Execution Version

SALE OF SHARES AGREEMENT

entered into between

GOLD ONE SOUTH AFRICA PROPRIETARY LIMITED

and

GOLD ONE SOUTH AFRICA SPV (RF) PROPRIETARY LIMITED

2

1.                                      PARTIES

1.1                               The Parties to this Agreement are:

1.1.1                     Gold One South Africa Proprietary Limited (Registration Number 2014/108717/07), a company incorporated and registered in accordance with the laws of South Africa (the “Seller”); and

1.1.2                     Gold One South Africa SPV (RF) Proprietary Limited (Registration Number 2016/101986/07), a company incorporated and registered in accordance with the laws of South Africa (the “Purchaser”).

1.2                               Any reference herein to “Party” and “Parties” shall be a reference to the Parties described above either individually or collectively, as may be required by the context of this Agreement, and their respective successors in title, administrators, assigns, liquidators, curators, executors, trustees, heirs or other legal representatives of the Parties as fully and effectively as if they had signed this Agreement in the first instance.

2.                                      AGREEMENT

2.1                               Agreement.  The Parties hereby contract with each other with effect from the Signature Date on the terms and conditions contained in this document and all schedules, annexures, attachments, addenda and variations or amendments thereof duly effected in terms of the provisions of this document, all of which are hereinafter collectively referred to as the or this “Agreement”.

2.2                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the arrangement and other transactions contemplated hereby and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto.

2.3                               Representations.  The Parties have not entered into this Agreement in reliance upon any representation, warranty or undertaking of a Party that is not expressly set out or referred to in this Agreement and no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded in this Agreement.

2.4                               Severability.  If any provision of this Agreement is determined by a court or agreed forum of competent jurisdiction to be invalid, illegal or unenforceable, then:

2.4.1                     that provision will (to the extent of the invalidity, illegality or unenforceability) be deemed severed from this Agreement and will be given no effect;

2.4.2                     the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the invalid, illegal or unenforceable provisions hereof; and

2.4.3                     the Parties will use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with the valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

2.5                               Counterparts.  This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement, and may be delivered by facsimile or scanned and e-mailed.

2.6                               Signatories.  Each of the signatories to this Agreement, who signs on behalf of a Party, warrants that he has been duly authorised by the Party on whose behalf such person signs this Agreement, thereby binding the Party whom such signatory represents to this Agreement.  In proof of such authorisation each such signatory to this Agreement will, if requested in writing to do so, exhibit to the other signatory a true copy of a resolution in writing by the board of directors of the Party whom he represents, confirming the authorisation of such signatory to sign this Agreement on behalf of the Party concerned and to bind the latter to this Agreement.

2.7                               Clauses.  The division of this Agreement into clauses and sub-clauses, the provision of a table of contents and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation hereof.

2.8                               Variations.  No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.  For the purposes of this clause, notwithstanding the provisions of ECTA, “signed” shall mean a signature executed by hand on paper containing the document or an advanced electronic signature as defined in ECTA, applied to the document by the signatory.

3.                                      DEFINITIONS AND INTERPRETATION

3.1                               In this Agreement, the following words and expressions shall have the following meanings and derivatives of any words or expressions and cognate expressions shall bear corresponding meanings, unless otherwise required by the context in which they are used herein:

“Agreement”	this agreement, as more fully described in clause 2 above;

“Applicable Laws”

any law, regulation, regulatory requirement, judgment, order or direction or any other act of any governmental authority in South Africa and includes any law insofar as it relates to the interpretation of any law;

“Business Day”	any day other than a Saturday, Sunday or official public holiday in South Africa;

“Company”	Sibanye Gold Limited (Registration No. 2002/031431/06), a company incorporated and registered in accordance with the laws of South Africa;

“Consideration Shares”	One (1) Share in the share capital of the Purchaser which are to be issued by the Purchaser to the Seller in accordance with clause 6 below;

“CSDP”	means the Seller’s central securities depositary participant appointed as such by the Seller in terms of the Financial Markets Act, 2012;

“Day”	a calendar day;

“Delivery Date”	a Business Day not later than 1 (one) Business Day after the Fulfilment Date or such other date as the Parties may agree to in writing;

“ECTA”	the Electronic Communications and Transactions Act, 2002;

“Facility Agreement”	has the meaning ascribed thereto in clause 4.3 below;

“Finance Documents”	has the meaning ascribed thereto in the Facility Agreement;

“Gold One Cayman Islands”	Gold One Group Limited (Registration No. 288940), a company incorporated and registered in accordance with the laws of the Cayman Islands;

“Lender”

means Bank of America, N.A., London branch, a national banking association chartered under United States law by the office of the Comptroller of the Currency, charter number 13044, with its head office at 100 North Tryon Street, Charlotte, North Carolina, United States of America, acting through its London branch at 2 King Edward Street, London, EC1A 1HQ, United Kingdom, with company number FC 002984 as lender, or its successors in title, permitted assigns and/or permitted transferees, as contemplated under the Facility Agreement;

“Party” and “Parties”	the Parties to this Agreement, described in clause 0 above, either individually or collectively, as required by the context of the Agreement;

“Purchase Consideration”	the purchase consideration to be paid by the Purchaser to the Seller for the Sale Shares, which will be the Consideration Shares;

“Purchaser”	Gold One South Africa SPV (RF) Proprietary Limited, more fully described in clause 1.1.2 above;

“Sale Shares”	13 350 000 (thirteen million three hundred and fifty thousand) Shares which the Seller holds in the Company as at the Signature Date, the Delivery Date and every Day in between;

“Seller”	Gold One South Africa Proprietary Limited, more fully described in clause 1.1.1 above;

“Shares”	authorised shares of the Company or the Purchaser, as the case may be and as required by the context, whether already issued or not yet issued;

“Signature Date”	the date on which the last of the Parties signs this Agreement;

“South Africa”	the Republic of South Africa;

“Year”	means a period of 12 (twelve) consecutive months.

3.2                               If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any Party, effect shall be given thereto as if such provision were a substantive provision in the body of the Agreement, notwithstanding that such provision is only contained in the relevant definition.

3.3                               Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that the term has not been defined above in this clause 3.

3.4                               Unless inconsistent with the context in which it is used in this Agreement, a word or an expression which denotes:

3.4.1                     any gender includes the other genders;

3.4.2                     a natural person includes a body corporate, a trust, firm or association of persons and vice versa;

3.4.3                     the singular includes the plural and vice versa.

3.5                               The headings to the paragraphs in this Agreement shall not be used in the interpretation thereof.

3.6                               When any number of Days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last Day, unless the last Day falls on a Day that is not a Business Day, in which case the last Day shall be the next succeeding Business Day.

3.7                               When any number of Years is prescribed in this Agreement, same shall be calculated from a specific Day of a calendar month in a specific Year, to the numerically corresponding Day and calendar month in the following Year (or Years, as the case may be), less 1 (one) Day, unless the last Day falls on a Day that is not a Business Day, in which case the last Day shall be the next succeeding Business Day.

3.8                               Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail unless the context indicates a contrary intention or the Party supporting the accuracy of the numerals over the words is able to prove, on a balance of probabilities, that the numerals are correct.

3.9                               Any reference to business hours shall be construed as being the hours between 08h00 and 17h00 on any Business Day. Any reference to time shall be based upon South African Standard Time.

3.10                        The rule of construction that, in the event of ambiguity, the contract will be interpreted against the party responsible for the drafting thereof shall not apply in the interpretation of this Agreement.

3.11                        Any references to a statutory provision or enactment shall be a reference to such provision or enactment and to any regulation or order made under such provision or enactment, as in force at any time relevant to this Agreement.

3.12                        Save as may expressly otherwise be provided, any reference in this Agreement to “in writing”, “written” or the like shall include any form of written recordal, including e-mails, faxes, letters, memoranda, notes and formal agreements.

4.                                      INTRODUCTION

4.1                               The Seller is the holder and beneficial owner of the Sale Shares.

4.2                               The Seller is also a wholly owned subsidiary of Gold One Cayman Islands.

4.3                               Gold One Cayman Islands concluded a revised and restated margin loan facility agreement (“Facility Agreement”) with the Lender, the Seller and the Purchaser in terms of which the Lender will advance funds to Gold One Cayman Islands from time to time, on the terms and conditions contained in the Facility Agreement.

4.4                               In terms of the Finance Documents, the Purchaser is required to provide security to the Lender for all of the obligations of the Seller, the Purchaser and Gold One Cayman Islands under the Facility Agreement.  To this end, the Purchaser is required to provide a pledge and cession in securitatem debiti of the Sale Shares to the Lender.

4.5                               Consequently:

4.5.1                     the Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Sale Shares in accordance with section 42 of the Income Tax Act, 1962; and

4.5.2                     the Parties accordingly agree to the sale of the Sale Shares by the Seller to the Purchaser on the terms and conditions set out in this Agreement.

5.                                      SALE OF THE SALE SHARES

The Seller hereby sells to the Purchaser which hereby purchases the Sale Shares as one indivisible transaction on the terms and conditions set out in this Agreement.

6.                                      PURCHASE CONSIDERATION

6.1                               In consideration for the sale to it of the Sale Shares in terms of clause 5, the Purchaser will pay to the Seller the Purchase Consideration by issuing to the Seller on the Delivery Date the Consideration Shares at R300 380 525 (Three hundred million three hundred and eighty thousand five hundred and twenty five rand) per Consideration Share on the terms and conditions set out in this Agreement.

6.2                               The issue of the Consideration Shares by the Purchaser to the Seller in terms of clause 6.1 above shall constitute full and final discharge and settlement by the Purchaser of all payment obligations to the Seller in respect of the Sale Shares, and upon such payment having been made, neither the Seller nor any of its directors, shareholders or beneficiaries shall have any claims of whatever nature against the Purchaser in respect of the Sale Shares.

7.                                      DELIVERY OF THE CONSIDERATION SHARES AND THE SALE SHARES

7.1                               On the Delivery Date the Purchaser shall deliver to the Seller a current and valid share certificate in respect of the Consideration Shares reflecting the Seller as the holder thereof.

7.2                               On the Delivery Date, against receipt of the Consideration Shares in accordance with clause 7.1 above, the Seller shall provide:

7.2.1                     to the CSDP an irrevocable written instruction to register the Sale Shares in the name of the Purchaser; and

7.2.2                     to the Purchaser an unconditional written confirmation from the CSDP of registration of the Sale Shares in the name of the Purchaser.

8.                                      OWNERSHIP, RISK AND BENEFIT

On the completion of the actions described in clause 7.1 above,

8.1                               the Seller shall:

8.1.1                     become the unconditional owner of the Consideration Shares; and

8.1.2                     be entitled to all benefits and subject to all risks attaching to the Consideration Shares; and

8.2                               the Purchaser shall:

8.2.1                     become the unconditional owner of the Sale Shares; and

8.2.2                     be entitled to all benefits and subject to all risks attaching to the Sale Shares.

9.                                      NO ASSIGNMENT

Save as may otherwise expressly be provided for herein, neither this Agreement, nor any interest herein, nor any rights or obligations hereunder, may be ceded, delegated, assigned or otherwise transferred in any other manner, whether by operation of law or otherwise, by a Party without the prior signed written consent of the other Party, which consent shall not unreasonably be withheld or delayed.

10.                               GOOD FAITH

The Parties hereby undertake during the existence of this Agreement to:

10.1                        at all times show to each other the utmost good faith in their dealings with each other;

10.2                        co-operate with each other to the fullest extent; and

10.3                        do all such reasonable things, perform all such reasonable actions and take all such reasonable steps as may be open to them and necessary for and incidental to the implementation and/or maintenance of the terms and conditions of this Agreement.

11.                               BREACH

Should a Party (the “Defaulting Party”) commit a breach of any of the material provisions hereof, then the other Party (the “Aggrieved Party”) shall, if they wish to enforce their rights hereunder, be obliged to give the Defaulting Party 10 (ten) Days written notice to remedy such a breach, which notice shall specify, in sufficient detail, the breach and the conduct required to rectify it.  If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party’s obligations in respect of which it is in breach of this Agreement in either event without prejudice to the Aggrieved Parties’ rights to claim damages.  The aforegoing is without prejudice to such other rights as the Aggrieved Party may have at law; provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 10 (ten) Days after such amount has been finally determined and payment thereof by the Defaulting Party has been demanded in writing by the Aggrieved Party.

12.                               CONFIDENTIALITY

12.1                        The Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement and which relates to:

12.1.1              the provisions of this Agreement;

12.1.2              the negotiations relating to this Agreement;

12.1.3              the subject matter of this Agreement; and/or

12.1.4              the other Party.

12.2                        If a Party is uncertain about whether any information is to be treated as confidential in terms of this clause 12, it shall be obliged to treat it as such until written clearance is obtained from the other Party.

12.3                        A Party may disclose information which would otherwise be confidential if and to the extent that it is:

12.3.1              required by law;

12.3.2              required by any securities exchange or regulatory or a governmental body to which any of the Parties are subject, wherever situated, whether or not the requirement for information has the force of law;

12.3.3              required to vest the full benefit of this Agreement in any of the Party;

12.3.4              disclosed to the professional advisors, auditors and bankers of any of the Parties;

12.3.5              information that has come into the public domain through no fault of that Party; or

12.3.6              approved by the other Party who shall have given prior written approval to the disclosure.

12.4                        Save for disclosures made in terms of clause 12.3.4 above or to any judicial or arbitral tribunal or officer, in the event that a Party is required to disclose any confidential information as contemplated in clause 12.1 above, such Party will:

12.4.1              advise the other Parties thereof in writing prior to disclosure, if possible;

12.4.2              take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

12.4.3              afford the other Party a reasonable opportunity, if possible, to intervene in the proceedings;

12.4.4              comply with the other Party’ reasonable requests as to the manner and terms of any such disclosure; and

12.4.5              notify the other Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

13.                               NOTICES AND ADDRESSES

13.1                        The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

The Seller	Constantia Office Park
Bridgeview House
Ground Floor
Corner 14th Avenue and Hendrik Potgieter Street
Weltevreden Park, 1709
South Africa
Fax No. +27 11 726 1087
Email: Phillip.Spencer@gold1.co.za
Attention: Phillip Spencer

The Purchaser:	Constantia Office Park
Bridgeview House
Ground Floor
Corner 14th Avenue and Hendrik Potgieter Street
Weltevreden Park, 1709
South Africa
Fax No. +27 11 726 1087
Email: Chris.Chadwick@gold1.co.za
Attention: Chris Chadwick

13.2                        A Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number, and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

13.3                        All notices, demands, communications or payments intended for a Party shall be made or given at such Party’s domicilium for the time being.

13.4                        A notice sent by one Party to any other Party may be delivered in one or more of the following manners and shall be deemed to be received:

13.4.1              on the Day of delivery, if delivered by hand during business hours;

13.4.2              on the Day of transmission if sent by facsimile or electronic mail during business hours with receipt received confirming completion of transmission. Any facsimile or electronic mail sent after business hours or on a day which is not a Business Day will be presumed to have been received on the following Business Day; and

13.4.3              on the 7th (seventh) Day after posting, if sent by prepaid registered mail.

13.5                        Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

14.                               JURISDICTION AND GOVERNING LAW

14.1                        Subject to the provisions of clause 15 below, this Agreement and any matter arising from it shall be subject to the jurisdiction of the Gauteng Local Division of the High Court, Johannesburg.

14.2                        For the purposes of clause 14.1 above the Parties herewith submit to the jurisdiction of the Court referred to in clause 14.1 above and appoint as their domicilia for those purposes their respective addresses as set out in clause 13.1 above.

14.3                        This Agreement shall be subject to and shall be governed by the laws of South Africa.

15.                               DISPUTE RESOLUTION

15.1                        If any dispute arises out of or in connection with this Agreement, its termination or cancellation or the subject matter thereof, including claims in delict or for rectification of the Agreement, a Party may declare that a dispute exists by notice in writing to the other Party.

15.2                        Unless otherwise expressly agreed to in writing by the Parties, all disputes declared in accordance with clause 15.1 above shall be determined by arbitration, as follows:

15.2.1              the arbitration proceedings shall be held at Sandton, South Africa; and

15.2.2              the arbitration shall be conducted in accordance with the rules (“Arbitration Rules”) of the Arbitration Foundation of Southern Africa (“AFSA”), and should AFSA, for any reason, have ceased to exist at the time of the referral of the dispute to arbitration, the arbitration shall be conducted in accordance with the Standard Rules of the Association of Arbitrators of South Africa.

16.                               INDULGENCE AND WAIVER

16.1                        No indulgence which any of the Parties (the “Grantor”) may grant to another Party (the “Grantee”) shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future, save should such waiver be reduced to writing and signed by the Parties.

16.2                        The Parties to this Agreement hereby agree to waive any right on which they may have to rely for non-performance of any obligation under this Agreement on the basis of the lack of authority of any signatory who has purported to sign this Agreement on its behalf.

17.                               COSTS

Each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

For:	GOLD ONE SOUTH AFRICA PROPRIETARY LIMITED

Signature:	/s/ Christopher D. Chadwick	/s/ Phillip AC Spencer
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto

Name:	CHRISTOPHER D CHADWICK	PHILLIP AC SPENCER
Capacity:	DIRECTOR / CEO	DIRECTOR / CFO
Date:	14 November 2016	14 November 2016
Place:	WELTEVREDEN PARK, JOHANNESBURG	WELTEVREDEN PARK, JOHANNESBURG

Witness:

Witness:

For:	GOLD ONE SOUTH AFRICA SPV (RF) PROPRIETARY LIMITED)

Signature:	/s/ Christopher D. Chadwick	/s/ Phillip AC Spencer
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto

Name:	CHRISTOPHER D CHADWICK	PHILLIP AC SPENCER
Capacity:	DIRECTOR / CEO	DIRECTOR / CFO
Date:	14 November 2016	14 November 2016
Place:	WELTEVREDEN PARK, JOHANNESBURG	WELTEVREDEN PARK, JOHANNESBURG

Witness:

Witness: